Exhibit 10.17
BOWHEAD SPECIALTY HOLDINGS INC.
CHANGE IN CONTROL SEVERANCE PLAN
The Company hereby adopts the Bowhead Specialty Holdings Inc. Severance Plan for the benefit of certain Eligible Employees on the terms and conditions hereinafter stated. The Plan and Summary Plan Description, as set forth herein, is intended to, among other things, help retain qualified full- and part-time regular employees, maintain a stable work environment and provide economic security to Participants in the event of certain terminations of employment. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).
SECTION 1.DEFINITIONS. As hereinafter used:
1.1“Accrued Compensation” means: (i) Base Salary accrued by the Participant through, but not paid to the Participant as of, the Termination Date; (ii) any annual incentive bonus earned by the Participant for a prior year but not paid to the Participant as of the Qualifying Termination Date; and (iii) any vested employee benefits to which the Participant is entitled as of the Qualifying Termination Date under any employee benefit plan of the Company (including for any Eligible Employee located in the U.K, accrued holiday pay).
1.2“Additional Cash Payment” has the meaning set forth in Section 2.1(b).
1.3“Administrator” shall mean the Compensation, Nominating and Corporate Governance Committee of the Board of Directors of the Company or a designee thereof.
1.4“Base Salary” means the Participant’s annual base salary as in effect immediately prior to the Qualifying Termination Date or, if higher, as in effect immediately prior to the occurrence of an event or circumstance constituting Good Reason.
1.5“Cause” shall have the meaning set forth in the Bowhead Specialty Holdings Inc. 2024 Omnibus Incentive Plan, as may be amended from time to time.
1.6“Change in Control” shall have the meaning set forth in the Bowhead Specialty Holdings Inc. 2024 Omnibus Incentive Plan, as may be amended from time to time.
1.7“Change in Control Severance Amount” has the meaning set forth in Section 2.1(a).
1.8“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.9“Code” shall mean the Internal Revenue Code of 1986, as amended.
1.10“Company” shall mean Bowhead Specialty Holdings Inc., a Delaware corporation, and, except as the context otherwise requires, its wholly-owned subsidiaries and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.
1.11“Disability” shall have the meaning set forth in the long-term disability plan of the Company applicable to the Participant.
1.12“Effective Date” shall mean February 21, 2025.
1.13“Eligible Employee” shall mean (i) each full- and part-time regular employee of the Company; provided, that the term “Eligible Employee” shall exclude the Chief Executive Officer of the Company; and (ii) any other individuals employed or engaged on behalf of the Company; provided, that, in each case, the Administrator shall not designate, and the term “Eligible Employee” shall not include, any person who is party to any agreement or arrangement with the Company where such agreement provides a severance benefit.
1.14“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the underlying Department of Labor regulations.
1.15“Excise Tax” means any excise tax imposed under Section 4999 of the Code.
1.16“Good Reason” has the meaning set forth in any employment or other agreement between the Participant and the Company or its Subsidiaries (or a PEO, if applicable) or, in the absence of any such agreement or in the absence of a similar term in any such agreement, such term, shall mean the occurrence of any of the following events, without the express written consent of the Participant, unless such events are fully corrected in all material respects by the Company (or a PEO, if applicable) within thirty (30) days following written notification by the Participant to the Company of the occurrence of one of the following reasons: (i) material diminution in the Participant’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) material diminution in the Participant’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or (iii) relocation of the Participant’s primary work location by more than fifty (50) miles from its then current location. The Participant will provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Participant.
1.17“Notice Period” has the meaning set forth in Section 5.2.
1.18“Participant” means each Eligible Employee who (i) is designated by the Administrator on or after the Effective Date as a Participant, (ii) and is so designated on Exhibit A, and (iii) has executed and returned to the Company the acknowledgment attached hereto as Exhibit B.
1.19“PEO” shall mean a professional employer organization which employs an Eligible Employee on behalf of the Company.
1.20“Plan” shall mean, collectively, this Bowhead Specialty Holdings Inc. Severance Plan and Summary Plan Description, as set forth herein, as it may be amended from time to time.

1.21“Pro-Rata Target Annual Bonus” shall mean a pro rata portion of the Participant’s Target Annual Bonus (calculated based on the number of days in the plan year the Participant is employed prior to and including the Qualifying Termination Date).
1.22“Protected Period” shall mean the period commencing on the date of a Change in Control and ending on the twenty-four (24) month anniversary of the date of the Change in Control.
1.23“Qualifying Termination” shall mean at any time during the Protected Period, the termination of a Participant’s employment either by the Company (or a PEO, if applicable) without Cause or by the Participant for Good Reason.
1.24“Qualifying Termination Date” shall mean the date on which a Qualifying Termination occurs.
1.25“Release and Separation Agreement” shall mean (i) in relation to Participants based in the United States, the Release and Separation Agreement substantially in the form attached hereto as Exhibit C and (ii) in relation to Participants based outside of the United States, a settlement agreement in a form to be provided by the Company under which such Participant waives all statutory and contractual claims against the Company (or a PEO, if applicable).
1.26“Target Annual Bonus” means the Participant’s target annual incentive bonus pursuant to any annual bonus or incentive plan maintained by the Company (or a PEO, if applicable) in respect of the fiscal year in which the Qualifying Termination Date occurs (without regard to any reduction in such fiscal year that would give rise to a circumstance constituting Good Reason) or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason; provided, that if the Participant is not eligible to receive a specified target annual incentive bonus following a Change in Control, then Target Annual Bonus shall mean such target annual incentive bonus in effect as of immediately prior to the date of the Change in Control.
1.27“Termination Date” shall mean the date on which a Participant’s employment with the Company terminates for any reason.
1.28“Total Payments” has the meaning set forth in Section 6.1.
1.29“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law that requires advanced notice to employees in the event of a closing or layoff.
SECTION 2.SEVERANCE BENEFITS
1.Severance Following Qualifying Termination.
(a)Severance Amount. If a Participant incurs a Qualifying Termination during the Protected Period, and subject to the execution and nonrevocation of the Release and Separation Agreement, the Company shall provide such Participant with an amount equal to the sum of (x) one and one-half (1.5) times the Participant’s Base Salary and (y) Pro-Rata Target Annual Bonus (the “Change in Control Severance Amount”). Subject to Section 5.12, such Change in Control Severance Amount shall be paid in a lump-sum as soon as administratively practicable following the effectiveness of the Release and Separation Agreement and, in any event, no later than sixty (60) days immediately following the Qualifying Termination Date.

(b)Additional Cash Payment. If a Participant who is based in the United States incurs a Qualifying Termination, and subject to the execution and nonrevocation of the Release and Separation Agreement and in lieu of monthly-subsidized COBRA or other welfare benefits, the Company shall provide each such Participant with an amount equal to the product of twelve (12) multiplied by the cost incurred by the Company for providing group health, dental, and vision benefits to the Participant and the Participant’s eligible dependents in the month immediately prior to the month in which the Qualifying Termination Date occurred (the “Additional Cash Payment”). Subject to Section 5.12, the Additional Cash Payment shall be paid in a lump-sum as soon as administratively practicable following the effectiveness of the Release Agreement and, in any event, no later than sixty (60) days immediately following the Qualifying Termination Date.
(c)Accrued Compensation. The Company shall pay the Accrued Compensation to each Participant who incurs a Termination in a lump-sum payment as soon as practicable, but in any event before the earlier to occur of (y) the payment date required by applicable law and (z) thirty (30) days immediately following the Termination Date.
2.Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in this Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. Further, to the extent, if any, that provisions of this Plan affect the time or form of payment of any amount or award which constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if a Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code, the time and form (but not the amount) of payment or settlement shall be the time and form that would have been applicable in absence of a Change in Control.
3.WARN Act. If the Company has provided a Participant with advanced notice, pursuant to the WARN Act, of a separation from employment with the Company, and the Company releases the Participant from the performance of active duties between the date of such advanced notice and the Termination Date, then the Company may, in its sole discretion, reduce the sum of the Participant’s Plan benefits under this Section 2 by the amount of compensation paid by the Company from the first day of the Participant’s release from the performance of active duties through the Termination Date.
4.Other Compensation or Benefits Unaffected. Each Participant shall remain entitled to any benefits to which he or she would otherwise be entitled under the terms and conditions of the Company’s tax-qualified retirement plans, non-qualified deferred compensation plans, equity- and equity-based plans and annual incentive plans, and nothing contained in the Plan is intended to waive or relinquish a Participant’s vested rights in such benefits. Except as set forth in this Section 2, a Participant shall not be eligible for any other compensation or benefits, due to termination of employment, pursuant to any other plan, policy, practice, contract or agreement. By agreeing to participate in this Plan and/or accepting any compensation or benefits hereunder, each Participant expressly relinquishes and/or disavows any claim or right to any compensation or benefits due to termination of employment not expressly set forth herein.
5.Conditions. Unless otherwise required by law, no Participant who incurs a Qualifying Termination shall be eligible to receive any payments or other benefits under the Plan unless the Participant first executes and does not revoke the Release and Separation Agreement (and related advisor’s certificate, if applicable). A Participant must sign and return the Release and Separation Agreement no later than the date specified in that agreement.
SECTION 3.PLAN ADMINISTRATION.
3.1    The Administrator shall have the exclusive right, power and authority, in the Administrator’s sole and absolute discretion, to administer and interpret the Plan and other Plan documents. The Administrator shall have all powers reasonably necessary to carry out the Administrator’s responsibilities under the Plan including, but not limited to, the sole and absolute discretionary authority to: (i) administer the Plan in accordance with its terms and to interpret Plan policies and procedures; (ii) resolve and clarify inconsistencies, ambiguities and omissions in the Plan document and among and between the Plan document and other related documents; (iii) take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits, and benefit amounts; and (iv) process and approve or deny all claims for benefits. The decision of the Administrator on any disputed question arising under the Plan, including, but not limited to, questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan.
3.2    The Administrator may delegate any of the Administrator’s duties hereunder to such person or persons from time to time as it may designate.
3.3    The Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of the Administrator’s duties under the Plan. The functions of any such persons engaged by the Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
SECTION 4.PLAN MODIFICATION OR TERMINATION.
1.The Plan may be amended or terminated by the Compensation Committee of the Board of Directors of the Company at any time; provided, however, that unless replaced with severance benefits that are more favorable to the Participant or unless the amendment would otherwise increase benefits, the Plan may not be amended or terminated upon or during the Protected Period.
SECTION 5.GENERAL PROVISIONS.
1.Transfer and Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative, upon proof or establishment of same.
2.Notice Periods. If the Company (or a PEO, if applicable) is obligated by law or by contract to pay severance pay, a termination indemnity or the like, or if the Company (or a PEO, if applicable) is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, or the like, as applicable, and by the amount of any payment in lieu of notice, or payment of base salary made during any period of garden leave received during any Notice Period.
3.Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid (or equivalent first class postage in jurisdictions outside the United States), addressed to the intended recipient at his, her or its last known address.
4.At-Will Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company (or a PEO, if applicable), and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.
5.Severability. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
6.Successors. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company. If a Participant shall die after severance benefits have become payable under Section 2 above, and while any amount would still be payable to such Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Participant’s estate.
7.Headings and Subheadings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
8.Unfunded Obligations. The Plan shall not be required to be funded. Regardless of whether the Plan is funded, no Participant shall have any right to, or interest in, any assets of any company which may be applied by the Company to the payment of benefits or other rights under this Plan.
9.Governing Law. This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.
10.Withholding. All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Administrator.
11.Restrictive Covenants. Following a Participant’s Termination Date, such Participant shall continue to be subject to any confidentiality or other restrictive covenant to which the Participant is a party.
12. 409A. It is intended that the Plan constitute a “separation pay plan,” as defined in Section 409A of the Internal Revenue Code (“Section 409A”), and that each of the separately identified payments hereunder constitutes separate payments for purposes of Section 409A. Accordingly, to the maximum extent permitted, the payments under this Plan shall be interpreted and administered in a manner such that they do not constitute deferred compensation within the meaning of Section 409A. No Severance Amount shall be paid later than the last day of the second taxable year of the Participant following the taxable year of the Participant in which the Participant’s Severance occurs. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Participant shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Participant) during one year may not affect amounts reimbursable or provided in any subsequent year. In no event may a Participant, directly or indirectly, designate the calendar year of a payment, and in the event the period for executing the Release and Separation Agreement overlaps two calendar years, severance benefits shall be paid in the second year to the extent required in order to avoid an accelerated or additional tax under Section 409A. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment; the Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
SECTION 6.SECTION 280G
1.Treatment of Payments. Notwithstanding any other provision of the Plan to the contrary, in the event that any payment or benefit received or to be received by the participant (including any payment or benefit received in connection with a Change in Control or the termination of the participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the severance benefits payable hereunder, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
6.2    Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 6.1, the Total Payments shall be reduced in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.
6.3    Additional Payments. If the participant receives reduced payments and benefits by reason of this Section 6 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.
SECTION 7.CLAIMS, INQUIRIES, APPEALS.
1.Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Administrator in writing, as follows:

Bowhead Specialty Holdings Inc.
c/o General Counsel
452 5th Avenue, 24th Floor
New York, New York 10018
The Administrator shall designate to one or more individuals or positions within the Company’s Human Resources function (the “Claims Reviewer”) responsibility for reviewing applications for benefits under the Plan and rendering decision on such claims.
2.Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Claims Reviewer must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial shall be set forth in a manner designed to be understood by the applicant, and shall include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Claims Reviewer needs to complete the review and an explanation as to why such material or information is necessary, and an explanation of the Plan’s review procedure and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
This written notice shall be given to the employee within ninety (90) days after the Claims Reviewer receives the application, unless special circumstances require an extension of time, in which case, the Claims Reviewer has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension shall be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Claims Reviewer is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant shall then be permitted to appeal the denial in accordance with the review procedures described below.
3.Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within sixty (60) days after the application is denied (or deemed denied). The Administrator shall give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:
Bowhead Specialty Holdings Inc.
c/o General Counsel
452 5th Avenue, 24th Floor
New York, New York 10018
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making the Administrator’s review.
4.Decision on Review. The Administrator shall act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension shall be furnished to the applicant within the initial sixty (60)-day period. The Administrator shall give prompt, written notice of the Administrator’s decision to the applicant. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice shall outline, in a manner calculated to be understood by the applicant, the specific reason or reasons for the decision, the specific Plan provisions upon which the decision is based, a statement of the applicant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant’s claim for benefits, and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed in this Section 7.4 the application shall be deemed denied on review.
5.Rules and Procedures. The Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out the Administrator’s responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
6.Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (d) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above). In addition, no such legal action for benefits under the Plan may be brought later than one-year following the date the claim for benefits is denied, or is deemed denied, in accordance with Section 7.4 above.
SECTION 8.ERISA RIGHTS STATEMENT
1.As a Participant, you are entitled to certain rights and protections under ERISA. ERISA provides that all Participants in the United States shall be entitled to:
Receive Information About Your Plan and Benefits
    Examine, without charge, at the Administrator’s office and at other specified locations, all Plan documents, including the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
    Obtain, upon written request to the Administrator, copies of Plan documents, including the Plan and copies of the latest annual report (Form 5500 Series). The Administrator may require a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in a Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court shall decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
2.The following additional details are provided to you for your information and possible use:

Name of Plan:	Bowhead Specialty Holdings Inc. Severance Plan

Type of Plan:	Welfare (Severance Benefits)

Plan Year:	January 1 – December 31

Recordkeeping:	The Plan and its records are kept on a calendar year basis, January 1 – December 31.

Source of Contributions:	The Plan is unfunded and the Company pays for the cost of coverage.

Plan Sponsor:	Bowhead Specialty Holdings Inc. 452 5th Avenue, 24th Floor New York, New York 10018

Plan Administrator and Agent for Service of Legal Process:	Bowhead Specialty Holdings Inc. c/o General Counsel 452 5th Avenue, 24th Floor New York, New York 10018

Identification Numbers:	Company EIN: 87-1433334 Plan No.: 501

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EXHIBIT A
Schedule of Participants
1.David Newman (Chief Underwriting Officer)
2.Brad Mulcahey (Chief Financial Officer)
3.[Redacted]
4.[Redacted]
5.[Redacted]
6.[Redacted]
7.[Redacted]
8.[Redacted]
9.[Redacted]
10.[Redacted]
11.[Redacted]
12.[Redacted]
13.[Redacted]
14.[Redacted]

A-1

EXHIBIT B
Form of Participation Acknowledgment
Bowhead Specialty Holdings Inc. (the “Company”) has adopted the Bowhead Specialty Holdings Inc. Change in Control Severance Plan (the “Plan”), which (without its exhibits) is attached hereto. Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Plan.
The Plan is primarily intended to help retain qualified executives, maintain a stable work environment and provide economic security to eligible executives in the event of certain qualifying terminations of employment.
You hereby acknowledge and agree that you have been designated as a Participant in the Plan and have been provided a copy of the Plan (without its exhibits). If you have any questions regarding the Plan, please contact Matthew Crusey, General Counsel, mcrusey@bowheadspecialty.com.
You further acknowledge and agree that you are or may be bound by certain restrictive covenants and hereby reaffirm and agree that such restrictive covenants will survive the termination of your employment or service with the Company (or a PEO, if applicable) pursuant to the terms thereof. In the event that the Company determines, in its sole discretion that you breached any such restrictive covenants, then in addition to any remedies and enforcement mechanisms set forth in the Plan, you shall forfeit any additional consideration owing under the Plan and shall be obligated to promptly return to the Company (within fifteen (15) business days of any breach) the pre-tax amount of any severance payments and benefits previously received under the Plan.
Thank you for your continued efforts on behalf of the Company.
IN WITNESS WHEREOF, the Company and the Participant have executed this Participation Acknowledgment effective as of [__________ __, 20__].

By: _________________________________
Name:
      Title:

PARTICIPANT

By: _________________________________
Name:

B-1

EXHIBIT C
Form of Separation and Release Agreement
I enter into this Release and Separation Agreement (the “Release Agreement”) pursuant to Sections 2.1 and 2.5 of the Bowhead Specialty Holdings Inc. Change in Control Severance Plan between Bowhead Specialty Holdings Inc. (the “Company”) and me dated February 21, 2025, (the “Plan”). I acknowledge that this Release Agreement is the Release and Separation Agreement referenced in Sections 2.1 and 2.5 of the Plan and that my timely execution and non-revocation of this Release Agreement are conditions to certain of the Company’s obligations pursuant to Section 2.1 of the Plan. I therefore agree to the following terms:
1.Release of Claims.
a.I, on behalf of myself, my spouse, heirs, administrators, representatives, executors, successors, assigns, and all other persons claiming through me (collectively “Releasors”), voluntarily release and forever discharge the Company, together with its parents and their respective affiliated and related entities, together with each of their respective current, former or future officers, directors, partners, members, shareholders, employees, joint ventures, trustees, investors, representatives, attorneys, accountants and agents, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (collectively referred to as the “Releasees”) generally from any and all claims, rights, actions, charges, causes of action, demands, debts, claims for relief, complaints, remuneration, sums of money, suits, covenants, contracts, agreements, promises, obligations, accounts, expenses (including attorneys’ fees and costs), damages and liabilities of any kind whatsoever, known or unknown, contingent or absolute (“Claims”) that, any Releasor now has, ever had, or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date I execute this Release Agreement, including, but not limited to, (A) any such Claims relating in any way to my employment with the Company or any other Releasee, and (B) all Claims arising under any federal, local, or state statute or regulation, including, without limitation, Claims, relating to my employment by the Company or any other Releasee, of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law, including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the New York State Human Rights Law, the New York State Civil Rights Law, the New York State WARN Act, the New York State Correction Law, Section 125 of the New York Workers’ Compensation Law, the New York State Labor Law, the New York City Earned Safe and Sick Time Act, the New York City Human Rights Law, the Illinois One Day Rest in Seven Act, the Illinois WARN Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Illinois Whistleblower Act, the Victim’s Economic Security and Safety Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Human Rights Act, the Illinois Constitution, the Illinois Equal Pay Act, the Chicago

Human Rights Ordinance, and the Cook County Human Rights Ordinance, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, the New Jersey Security and Financial Empowerment Act, the New Jersey Family Leave Insurance provisions of the New Jersey Temporary Disability Benefits Law, the New Jersey Earned Sick Leave Law, the New Jersey Warn Act, the New Jersey Civil Union Act, the New Jersey Smoking Law, the New Jersey Workers’ Compensation Law, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Minimum Fair Wage Act, the Massachusetts Plant Closing Law, and the Massachusetts Wage Act, the Connecticut Family and Medical Leave Act, Connecticut’s whistleblower law, Connecticut’s free speech law, the Connecticut Fair Employment Practices Act, Connecticut’s minimum wage and wage payment laws, Connecticut’s workers’ compensation statute, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, the Pennsylvania Public Employee Retaliations Act, the Philadelphia Fair Practices Ordinance, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, Florida Workers’ Compensation Retaliation provision, Florida Minimum Wage Act, the Florida Constitution, the Florida Fair Housing Act, the Florida Equal Pay Law, Florida OSHA and any other federal, state or local law protecting employees including, but not limited to, laws prohibiting discrimination or harassment on the basis of protected characteristics, prohibiting retaliation for engaging in protected activity, (i.e. “whistleblower” laws), providing for protected leaves of absence (e.g. military, sick, family or jury leave) or relating to notice of termination (e.g. state mini-WARN acts), each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of my employment; or (iii) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company or any other Releasee and me (including, without limitation, the Plan).
b.Notwithstanding the foregoing, Releasors do not waive or release (i) Claims that cannot be waived under applicable law; (B) rights to the payments and benefits set forth in Section 2.1 of the Plan; (C) any rights to vested benefits under employee welfare benefit and qualified retirement plans; and (D) any Claims relating to indemnification of Releasors by the Company or to benefits under any directors or officers insurance policy maintained by the Company.
c.I agree that neither this Release Agreement, nor the furnishing of the consideration for this Release Agreement, shall be deemed or construed at any time to be an admission by the Company, any other Releasee or me of any improper or unlawful conduct. I further acknowledge and agree that the Company and the other Releasees have fully satisfied any and all obligations owed to me and Releasors arising out of or relating to my employment with the Company or any other Releasees, and no further sums, payments, or benefits are owed to me or Releasors by the Company or any of the other Releasees arising out of or relating to my employment with the Company or any of the other Releasees, except as expressly provided in this Release Agreement.

2.Legal Representation; Review of Agreement. I acknowledge that I have been advised to discuss all aspects of this Release Agreement with an attorney of my choosing, and I have had the opportunity to review this Release Agreement with an attorney of my choosing. I represent that I am receiving benefits and payments pursuant to Section 2.1 of the Plan which I would not otherwise be entitled to unless I sign this Release Agreement, that I have carefully read and fully understand all of the provisions of this Release Agreement and I am entering into this Release Agreement freely, knowingly and voluntarily.
3.Right to Consider and Revoke Agreement. I acknowledge that I have been given the opportunity to consider this Release Agreement for a period of twenty-one (21) calendar days from my last day of employment with the Company, unless my termination is part of a group termination or exit incentive program (as such terms are defined by the Age Discrimination in Employment Act of 1967) in which case I will have forty-five (45) calendar days from my last day of employment with the Company to consider the terms of this Release Agreement. In the event that I execute this Release Agreement sooner than twenty-one (21) or forty-five (45) calendar days, as applicable, I acknowledge that such decision is entirely voluntary and that I have the opportunity to consider this Release Agreement until the end of the twenty-one (21) or forty-five (45) calendar day period. To accept this Release Agreement, I shall deliver a signed Release Agreement (either as an original or as a PDF copy attached to an email) to the [POSITION] within such twenty-one (21) or forty-five (45) calendar day period. For a period of seven (7) days following the date I execute this Release Agreement (the “Revocation Period”), I shall retain the right to revoke this Release Agreement by written notice that is received by the [POSITION] at [ADDRESS] [EMAIL] or other Company-designated recipient on or before the last day of the Revocation Period. If I revoke my consent within the Revocation Period, this Release Agreement shall be of no force or effect and I shall have no right to the payments set forth in the Plan. This Release Agreement shall become effective, irrevocable and enforceable on the eighth (8th) calendar day following the date on which I sign and return this Release Agreement to the Company.
4.Protected Disclosures and Other Matters. Nothing in this Release Agreement, or any other agreement between me and the Company, shall be interpreted or applied to prohibit me or the Releasors from making any good faith report to any governmental agency or other governmental entity, including the Securities and Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”), the United States Department of Labor, the Equal Employment Opportunity Commission, any state or federal attorney general, or any other state or local commission on human rights, or any self-regulatory organization (each, a “Government Agency”) concerning any act or omission that I reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Release Agreement limits my ability to (a) voluntarily communicate with an attorney retained by me, (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, (c) seek and obtain payment or an award from the SEC, pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or obtaining any other “whistleblower” award, to the extent such right cannot by law be waived, (d) disclose any information to a court or other administrative or legislative body in response to any subpoena, court order or written request, provided that with respect to any subpoena, court order or written request on behalf of any non-governmental person, I use commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy, (e) file or disclose any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which I am entitled, (f) disclose the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company or making truthful statements or disclosures related to unlawful discrimination, harassment or retaliation, or otherwise discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, (g) enforce my Section 7 rights under the National Labor Relations Act, participate in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes) or otherwise cooperate through investigation, testimony, or otherwise with the NLRB, the SEC or any other administrative agency or court, or (h) disclose or discuss conduct, or the existence of a settlement involving conduct, relating to a dispute: (i) involving a nonconsensual sexual act or sexual contact, as such terms are defined in § 2246 of title 18, United States Code, or similar applicable Tribal or State law, including when the victim lacks capacity to consent; or (ii) relating to conduct that is alleged to constitute sexual harassment under applicable Federal, Tribal, or State law.
5.No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.
6.No Waiver. A failure of any of the Releasees to insist on strict compliance with any provision of this Release Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release Agreement shall remain valid and binding.
7.Binding Nature of Agreement. This Release Agreement shall be binding upon me and upon my heirs, administrators, representatives and executors.
8.Amendment. This Release Agreement may be amended only upon a written agreement executed by the Company and me.
9.Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Release Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.
10.Return of Property. I agree that upon my execution and delivery of this Release Agreement, the I have returned to the Company any and all of property, including intellectual property, of the Company (which shall include any documents, files or other materials which contain confidential information) in my possession or subject to my control.
11.Governing Law and Interpretation. This Release Agreement shall be deemed to be made and entered into in the State of Delaware, and shall in all respects be interpreted, enforced and governed under the laws of the State of Delaware, without giving effect to the conflict of laws principles of such state. The language of all parts of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Company or me.
12.Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release Agreement.
13.Entire Agreement. This Release Agreement together with the Plan contains the entire agreement between the Company and me relating to the matters contained herein and amends, supersedes and restates all prior agreements and understandings, oral or written, between the Company and me with respect to the subject matter hereof.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Employee Name]                    Date

C-5